EXHIBIT 10.23

Compensatory Arrangements with Executive Officers

Base Salary

                The current annual base salaries of each of the executive officers of PLC Systems Inc. (the “Company”) are as follows:

Mark R. Tauscher, President, Chief Executive Officer and Director	$278,486

James G. Thomasch, Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer	$174,836

Dr. Robert I. Rudko, Chief Scientist	$192,500

Michael F. Adams, Vice President of New Ventures	$164,800

Kenneth J. Luppi, Vice President of Operations	$143,284

Cash Bonus Compensation

                Messrs. Tauscher, Thomasch, Adams and Luppi and Dr. Rudko will receive a bonus based one-third on the profitability of the Company's TMR business and two-thirds on the attainment of defined program milestones during the fiscal year ending December 31, 2005.  The target bonus payment for Mr. Tauscher is 50% of his base salary, for Mr. Thomasch is 40% of his base salary, and for Messrs. Adams and Luppi and Dr. Rudko is 30% of each of their respective base salaries.  The target bonus payments may be adjusted downwards if the profitability of the Company's TMR business does not meet the targets or the Company does not attain the defined program milestones.

Other Compensation

                Mr. Tauscher and Mr. Thomasch each currently receive an annual car allowance of $12,000.  Mr. Adams, Mr. Luppi and Dr. Rudko each currently receive an annual car allowance of $6,000.

                The Company’s Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under one of the Company’s stock incentive plans.